Exhibit 99 (a)(l)(A)

OFFER LETTER

TO ALL HOLDERS OF WARRANTS

TO EXCHANGE WARRANTS FOR SHARES OF COMMON STOCK

OF

ENERGY SERVICES OF AMERICA CORPORATION

June 1, 2011

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JUNE 29, 2011, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME, ALTHOUGH IT IS NOT REQUIRED TO DO SO.

THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE RELATED LETTER OF TRANSMITTAL TO ALL HOLDERS OF WARRANTS, INCLUDING WARRANTS HELD AS PART OF UNITS. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF WARRANTS RESIDING IN ANY U.S. STATE IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH U.S. STATE.

Energy Services of America Corporation (the “Company”) is making an offer, upon the terms and conditions in this Offer Letter and related Letter of Transmittal (which together constitute the “Offer”), to all holders of the Company’s outstanding warrants (the “Warrants”), which entitle the holders to purchase an aggregate of 21,176,923 shares of the Company, par value $0.0001 per share (the “Shares”), on the following terms: (i) holders of Warrants will receive one (1) Share in exchange for every eight and one-half (8½) Warrants tendered by the holders thereof; and (ii) if the Unit Purchase Option (see below) is exercised during the Offer Period, holders of Warrants will receive one (1) Share in exchange for every nine (9) Warrants tendered.  The exercise price of the Unit Purchase Option is $7.50 per Unit.  The maximum number of Shares that will be issued in connection with the Offer is 2,418,460.  The Warrants consist of (i) 17,200,000 warrants initially included as part of units “(Units”) issued in the Company’s initial public offering (“Public Warrants”), (ii) 3,076,923 warrants initially issued to certain of the Company’s founding shareholders in a private placement that closed simultaneously with its initial public offering (“Private Warrants”), and (iii) 900,000 Warrants underlying an option to purchase units (“Unit Purchase Option”) issued to the Company’s underwriter in connection with the Company’s initial public offering (the “UPO Warrants”). The ratio of the exchange was selected by the Company in recognition of the significance of the sale of the Units in the IPO (which included the Public Warrants) and the Private Warrants to the success of the Company, and in order to provide the holders of the Warrants with an incentive to exchange the Warrants. Although the Company is permitted under the terms of the Warrants to reduce the exercise price below $5.00 ($6.25 for the UPO Warrants) or to extend the expiration date of the Warrants beyond the current expiration date of August 29, 2011, the Company does not intend to do so.  The “Offer Period” is the period commencing on June 1, 2011 and ending at 5:00 p.m., Eastern Time, on June 29, 2011, or such later date to which the Company may extend the Offer (the “Expiration Date”).

Our Shares, Public Warrants and Units are listed on the NYSE—AMEX Equities under the symbols “ESA,” “ESA.WT” and ESA.U,” respectively.  Each Unit consists of one Share and two Public Warrants.  As of May 24, 2011, the last reported sale prices for the Shares, Public Warrants and Units were $3.21, $0.3999 and $4.00, respectively.

The Offer is to permit holders of Warrants to tender eight and one-half (8½) Warrants in exchange for one (1) Share (or nine (9) Warrants in exchange for one Share if the Unit Purchase Option is exercised during the Offer Period). A holder may tender as few or as many Warrants as the holder elects. No script or fractional shares will be issued. Warrants may only be exchanged for whole shares.  No cash will be paid in lieu of fractional shares, or to holders of a number of Warrants (either before or after tendering Warrants) that is fewer than eight and one-half (8½) Warrants (nine (9) Warrants in the event the Unit Purchase Option is exercised).  No fractional Warrants will be issued to holders who tender a number of Warrants that is not divisible by eight and one-half (8½) (or nine (9), as applicable).  Holders may are also entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with the terms of the Warrant. We will not provide notice to you if the Unit Purchase Option is exercised and the exchange ratio changes accordingly.

You may tender some or all of your Warrants on these terms. If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal. If you are entitled to exercise your Warrants on a cash basis in accordance with their terms, please follow the instructions for exercise included in the Warrants.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

Investing in the Shares involves a high degree of risk. See Section 12 of this Offer Letter for a discussion of information that you should consider before tendering Warrants in the Offer.

The Offer will commence on June 1, 2011 (the date the materials relating to the Offer are first sent to the holders) and end on the Expiration Date.

All of the currently outstanding Warrants, as well as the UPO Warrants, which are not currently outstanding, are subject to the Offer, including those Warrants that are a part of outstanding Units. If the Warrants you are tendering are part of Units held by you, then you must instruct your broker to separate the Warrants from the Units prior to tendering your Warrants pursuant to the Offer. For specific instructions regarding separation of Units, please see the Client Letter, which includes an instruction form for your completion and which provides a box to check to request separation of the Units.

A detailed discussion of the Offer is contained in this Offer Letter. Holders of Warrants are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY OR THE INFORMATION AGENT (EACH AS DEFINED BELOW) MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

IMPORTANT PROCEDURES If you want to tender some or all of your Warrants, you must do one of the following before the Offer expires:

●
if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you, which can typically be done electronically;

●
if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the depositary for the Offer (“Continental” or the “Depositary”); or

●
if you are an institution participating in The Depository Trust Company, called the “book-entry transfer facility” in this Offer Letter, tender your Warrants according to the procedure for book-entry transfer described in Section 2.

If you want to tender your Warrants, but:

●	your certificates for the Warrants are not immediately available or cannot be delivered to the Depositary; or

●	you cannot comply with the procedure for book-entry transfer; or

●
your other required documents cannot be delivered to the Depositary before the expiration of the Offer, then you can still tender your Warrants if you comply with the guaranteed delivery procedure described in Section 2.

You may tender Warrants held as part of a Unit in the Offer.  If any or all of your Warrants are held as part of a Unit, you will need to separate the Unit and undertake all actions necessary to allow for tender of the separated Warrant.  For specific instructions regarding separation of Units, please see the Client Letter, which includes an instruction form for your completion and which provides a box to check to request separation of the Units.

TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSM1TTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

NO SCRIPT OR FRACTIONAL SHARES WILL BE ISSUED. WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES. NO CASH WILL BE PAID IN LIEU OF FRACTIONAL SHARES, OR TO HOLDERS OF A NUMBER OF WARRANTS (EITHER BEFORE OR AFTER TENDERING WARRANTS) THAT IS FEWER THAN EIGHT AND ONE-HALF (8½) WARRANTS (NINE (9) WARRANTS IN THE EVENT THE UNIT PURCHASE OPTION IS EXERCISED).  NO FRACTIONAL WARRANTS WILL BE ISSUED TO HOLDERS WHO TENDER A NUMBER OF WARRANTS THAT IS NOT DIVISIBLE BY EIGHT AND ONE-HALF (8½) (OR NINE (9), AS APPLICABLE).

If you have any questions or need assistance, you should contact Morrow & Co., LLC, the Information Agent for the Offer (“Morrow” or the “Information Agent”). You may request additional copies of this Offer Letter, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Information Agent. The Information Agent may be reached at:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902

Warrant holders and banks and brokerage firms, please call:
Toll Free: (888) 836-9724
Main Phone: (203) 658-9400
You may also email your requests to esa.info@morrowco.com.

The address of the Depository is:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004

Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us,” or the “Company” refer to Energy Services of America Corporation. An investment in our Shares involves risks. You should carefully consider the information provided under the heading “Risk Factors” beginning on page 15.

SUMMARY

The Company
Energy Services of America Corporation, a Delaware corporation. Our principal executive offices are located at 100 Industrial Lane, Huntington, West Virginia 25702. Our telephone number is (304) 399-6300.

The Warrants
As of May 24, 2011, the Company had 17,200,000 Public Warrants and 3,076,923 Private Warrants outstanding and, assuming the exercise of the Unit Purchase Option, would have 900,000 UPO Warrants outstanding. The Unit Purchase Option may be exercised at an exercise price of $7.50 per Unit.  The Warrants are exercisable for an aggregate of 21,176,923 Shares.

Each Public Warrant and each Private Warrant is exercisable for one Share at an exercise price of $5.00, and each UPO Warrant is exercisable for one Share at an exercise price of $6.25, unless the Company lowers the exercise price, as permitted under the Warrants.

By their terms, the Warrants will expire on August 29, 2011, unless the Company extends the expiration date, as permitted under the Warrant Agreements.

The Company may also redeem the Warrants at a price of $0.01 per Warrant if the last sales price of the Shares has been at least $8.50 per Shares on each of 20 trading days within any 30-trading day period ending on the third business day prior to the date that the Company delivers notice of redemption.

The Company does not intend to extend the expiration date or lower the exercise price of the Warrants, and the Warrants have not traded at a price that would permit the Company to redeem the Warrants.

Market Price of the Shares, Public Warrants and Units
Our Shares, Public Warrants and Units are listed on the NYSE—AMEX Equities under the symbols “ESA,” “ESA.WT” and ESA.U,” respectively.  We also have a current trading market for the Units.  Each Unit consists of one Share and two Public Warrants.  As of May 24, 2011, the last reported sale prices for the Shares, Public Warrants and Units were $3.21, $0.3999 and $4.00, respectively.

The Offer
Until the Expiration Date, holders can tender eight and one-half (8½) Warrants in exchange for one (1) Share.  If the Unit Purchase Option is exercised, holders will instead be required to tender nine (9) Warrants in exchange for one (1) Share.  The maximum number of Shares that the Company will issue is 2,418,460. We will not provide notice to you if the Unit Purchase Option is exercised and the exchange ratio changes accordingly.  See Section 12, “Risk Factors; Forward Looking Statements—If the exchange ratio changes, you may receive fewer Shares than you expect.”

Fractional Shares
No fractional Shares will be issued.  No cash will be paid in lieu of fractional shares, or to holders of a number of Warrants (either before or after tendering Warrants) that is fewer than eight and one-half (8½) Warrants (nine (9) Warrants in the event the Unit Purchase Option is exercised).  No fractional Warrants will be issued to holders who tender a number of Warrants that is not divisible by eight and one-half (8½) (or nine (9), as applicable). See Section 1, “General Terms” and Section 12, “Risk Factors; Forward Looking Statements—We will not issue fractional Shares or fractional Warrants.  We will not pay cash in lieu of fractional Shares or in lieu of Warrants that do not result in the issuance of a Share.”

Reasons for the Offer
The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Shares that would become outstanding upon the exercise of Warrants. See Section 5.C., “Background and Purpose of the Offer—Purpose of the Offer.”

Expiration Date of the Offer
5:00 p.m.. Eastern Time, on June 29, 2011, or such date to which we may extend the Offer. All Warrants and related paperwork must be received by the Depositary by this time, as instructed herein. See Section 10, “Extensions; Amendments; Conditions; Termination.”

Withdrawal Rights
If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date, as described in greater detail in Section 3 herein. See Section 3, “Withdrawal Rights.”

Participation by Officers and Directors
To our knowledge, all of our executive officers and directors who own Warrants intend to participate in the Offer. See Section 5.E., “Background and Purpose of the Offer—Interests of Directors and Officers.”

Conditions of the Offer	The conditions of the Offer are:
(A)
 no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer;

	(B)	there shall not have occurred:
		●	any general suspension of or limitation on trading in securities on the NYSE, whether or not mandatory,
		●	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,
		●	a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or
		●	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; and

	(C)	there shall not have been any commission or other remuneration paid by us with respect to the solicitation of Warrant holders in connection with the Offer.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to me Expiration Date. See Section 10, “Extensions; Amendments; Conditions; Termination.”

Board of Directors’ Recommendations
Our Board of Directors has approved the Offer. However, none of the Company, its directors, officers or employees, nor the Depositary or the Information Agent makes any recommendation as to whether to tender Warrants. You must make your own decision as to whether to tender some or all of your Warrants. See Section 1C., “General Terms—Board Approval of the Offer; No Recommendation; Holder’s Own Decision.

How to Tender Warrants
To tender your Warrants, you must complete the actions described herein under Section 2 before the Offer expires. You may also contact the Information Agent or your broker for assistance. The contact information for the Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902  You may also call toll free at (888) 836-9724 or (203) 658-9400 or email your requests to esa.info@morrowco.com.

Further Information
Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal or other materials, in writing, to the Information Agent: Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902  You may also call toll free at (888) 836-9724 or (203) 658-9400 or email your requests to esa.info@morrowco.com.  See Section 13, “Additional Information; Miscellaneous.”

THE OFFER

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 12 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, the Company strongly encourages you to read this Offer Letter in its entirety and review the documents referred to in Sections 8, 9, 12 and 13.

1.            GENERAL TERMS

Subject to the terms and conditions of the Offer, the Company is making an offer to all holders of an aggregate of 21,176,923 Warrants (including 17,200,000 Public Warrants, 3,076,932 Private Warrants and 900,000 UPO Warrants) to tender the Warrants in exchange for Shares. For every eight and one-half (8½) Warrants tendered, the holder will receive one (1) Share. In the event that the Unit Purchase Option is exercised during the Offer Period, a holder must tender nine (9) Warrants in order to receive one (1) Share.  The maximum number of shares that the Company will issue in connection with the Exchange Offer is 2,418,460.  A holder may tender as few or as many Warrants as the holder elects. No script or fractional shares will be issued. Warrants may only be exchanged for whole Shares. No cash will be paid in lieu of fractional shares, or to holders of a number of Warrants (either before or after tendering Warrants) that is fewer than eight and one-half (8½) Warrants (nine (9) Warrants in the event the Unit Purchase Option is exercised).  No fractional Warrants will be issued to holders who tender a number of Warrants that is not divisible by eight and one-half (8½) (or nine (9), as applicable).  We will not provide notice to you if the Unit Purchase Option is exercised and the exchange ratio changes accordingly.

Holders may also be entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with the terms of the Warrant.  The Company may lower the exercise price from $5.00 ($6.25 in the case of the UPO Warrants) during the Offer Period, as permitted under the Warrants.  The Company may extend the expiration date of the Warrants beyond August 29, 2011 during the Offer Period, as permitted under the Warrants.  The Company may also redeem the Warrants at a price of $0.01 per Warrant during the Offer Period if the last sales price of the Shares has been at least $8.50 per Shares on each of 20 trading days within any 30-trading day period ending on the third business day prior to the date that the Company delivers notice of redemption.  The Company does not intend to extend the expiration date or lower the exercise price of the Warrants, and the Warrants have not traded at a price that would permit the Company to redeem the Warrants.

You may tender some or all of your Warrants on these terms. If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

The Offer is not subject to any minimum number of Warrants being tendered.

The Offer is made pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

If you tender Warrants or Warrants pursuant to the Offer, you will receive unlegended Shares, which shall be freely tradable by non-affiliates of the Company.

A.           Period of Offer

The Offer will only be open for a period beginning on June 1, 2011 and ending on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

B.           Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. No script or fractional shares will be issued. Warrants may only be exchanged for whole shares. No cash will be paid in lieu of fractional shares, or to holders of a number of Warrants (either before or after tendering Warrants) that is fewer than eight and one-half (8½) Warrants (nine (9) Warrants in the event the Unit Purchase Option is exercised).  No fractional Warrants will be issued to holders who tender a number of Warrants that is not divisible by eight and one-half (8½) (or nine (9), as applicable).

HOLDERS OF THE WARRANTS MAY ALSO BE ENTITLED TO EXERCISE THEIR WARRANTS ON A CASH BASIS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE WARRANT.  THE COMPANY IS PERMITTED TO EXTEND THE EXPIRATION DATE OF THE WARRANTS, REDUCE THE EXERCISE PRICE OF THE WARRANTS OR REDEEM THE WARRANTS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE WARRANTS, BUT DOES NOT INTEND TO DO SO.

C.           Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

D.           Extensions of the Offer

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m.. Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.

2.             PROCEDURE FOR TENDERING WARRANTS

A.           Proper Tender of Warrants

To tender Warrants validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the tendering Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Warrants tendered; and (iii) with respect to Insider Warrants only, set forth the number of the Warrant certificate(s) representing such Warrants.

Where Warrants are tendered by a registered holder of the Warrants who has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Warrants must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or instruments of assignment guaranteed.

WARRANTS HELD IN STREET NAME. If Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to tender and deliver Warrants on your behalf.

Unless the Warrants being tendered are delivered to the Depositary by 5:00 p.m. Eastern Time, on the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message, the Company may, at its option, treat such tender as invalid. Issuance of Shares upon tender of Warrants will be made only against the valid tender of Warrants.

A tender of Warrants pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer,

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL (OR AGENT’S MESSAGE) AND WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY.  The Depositary will establish an account for the Warrants at The Depository Trust Company (“DTC”) for purposes of the Offer, within two business days after the date of this Offer Letter. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Warrants may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantee, or an Agent’s Message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the last page of this Offer Letter prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC exchanging the Warrants that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

GUARANTEED DELIVERY. If you want to tender your Warrants pursuant to the Offer, but (i) your Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Warrants, if all the following conditions are met:

(1)	the tender is made by or through an Eligible Institution;

(2)
the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

(3)	the Depositary receives, within three NYSE trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(a)	the certificates for all tendered Warrants, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer as described above, and

(b)
a properly completed and duly executed Letter of Transmittal (or copy thereof), or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

In any event, the issuance of Shares for Warrants tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Warrants, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

SEPARATION OF UNITS. You may tender Warrants held as part of a Unit in the Offer. If any or all of your Warrants are held as part of a Unit, you will need to separate the Unit and undertake all actions necessary to allow for tender of the separated Warrant. For specific instructions regarding separation of Units, please see the Client Letter, which includes an instruction form for your completion and which provides a box to check to request separation of the Units.

B.           Conditions of the Offer

The conditions of the Offer are:

(1)
no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer;

(2)	there shall not have occurred:

●	any general suspension of or limitation on trading in securities on the NYSE or OTCBB markets, whether or not mandatory,
●	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,
●	a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or
●	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; and

(3)	there shall not have been any commission or other remuneration paid by us with respect to the solicitation of Warrant holders in connection with the Offer.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a Warrant holder in connection with the Offer shall be returned to such Warrant holder and the Warrants will expire in accordance with their terms on August 29, 2011 and will otherwise remain subject to their original terms.

C.           Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tenders of Warrants will be determined by the Company, in its sole discretion, and its determination shall be final and binding, subject to the judgment of any court. The Company reserves the absolute right, subject to the judgment of any court, to reject any or all tenders of Warrants that it determines are not in proper form or reject tenders of Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court, to waive any defect or irregularity in any tender of Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

The tender of Warrants pursuant to the procedure described above will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer.

D.           Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Warrants in the U.S. must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the Warrant(s) tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (ii) such Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

3.            WITHDRAWAL RIGHTS

Tenders of Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-l(c) of the Exchange Act, the Company may retain all Warrants tendered and tenders of such Warrants may not be rescinded, except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Warrants may also be withdrawn, if the Company has not accepted the Warrants for exchange by the 40th business day after the initial commencement of the Offer.

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder) and the serial numbers shown on the particular certificates evidencing the Warrants to be withdrawn. Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Warrants. In order to withdraw previously tendered Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (i) withdrawing its acceptance through the WARR PTS function, or (ii) delivering to the Depositary by mail, hand delivery or fax, a notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Warrants other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the Warrant holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court. You may combine withdrawn Warrants and Shares back into Units by sending a letter of instruction to your broker requesting the combination. The broker will then instruct the Company’s transfer agent to process the combination.

4.             ACCEPTANCE OF WARRANTS AND ISSUANCE OF SHARES

Upon the terms and subject to the conditions of the Offer, the Company will accept for exchange Warrants validly tendered as of the Expiration Date. The Shares to be issued will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the Depositary of certificates for Warrants either physically or through the book-entry delivery, a properly completed and duly executed Letter of Transmittal or manually signed copy thereof and the surrender of Warrants being tendered.

For purposes of the Offer, the Company will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless the Company gives written notice to the Warrant holder of its non-acceptance prior to the Expiration Date.

If you tender Warrants pursuant to the Offer, you will receive unlegended Shares, which shall be freely tradable by non-affiliates of the Company.

5.             BACKGROUND AND PURPOSE OF THE OFFER

A.           Information Concerning Energy Services of America Corporation

Energy Services of America Corporation, operating through its wholly-owned subsidiaries ST Pipeline, Inc. and C.J. Hughes Construction Company, Inc., provides contracting services to America’s energy providers, primarily the gas and electricity providers.  The Company’s services include:

●	the installation, replacement and repairs of pipelines for the oil and natural gas industries;
●	general electrical services for both power companies and various other industrial applications;
●	the installation of water and sewer lines for various governmental agencies; and
●	various other ancillary services related to the primary services.

The Company operates primarily in the Mid-Atlantic region of the country, although its projects can be across the nation.  The Company does not own and is not directly involved in the exploration, transportation or refinement of oil and natural gas nor any of the facilities used for transporting electricity.

The Company’s sales force is comprised of industry professionals with significant relevant sales experience who utilize industry contacts and available public data to determine how to most appropriately market our line of products and services.  The Company relies on direct contact between its sales force and its customers’ engineering and contracting departments in order to obtain new business.

On September 6, 2006, the Company completed its initial public offering of 8,600,000 Units at a price of $6.00 per Unit.  Each Unit consists of one Share and two Public Warrants.  In connection with its initial public offering, the Company also issued to the representative of the underwriters the Unit Purchase Option to purchase 450,000 Units at an exercise price of $7.50 per Unit.  The Unit Purchase Option was subsequently assigned to a successor of the representative and six former employees of the representative.  Each UPO Unit consists of one Share and two UPO Warrants.  On August 30, 2006, certain officers and directors of the Company purchased 3,076,923 Private Warrants at a price of $0.65 per Warrant in a private placement transaction.

The Company’s principal executive offices are located at 2450 First Avenue, Huntington, West Virginia 25703. Its telephone number is (304) 528-2791.

B.           Establishment of Offer Terms; Approval of the Offer

The Company’s Board of Directors met on May 9, 2011 to approve the terms of the Offer, including the exchange ratio. The exchange ratio was selected by the Board of Directors in recognition of the significance of the sale of the Units in the initial public offering (which included the Public Warrants) and the Private Warrants to the success of the Company, and in order to provide the holders of the Warrants with an incentive to exchange the Warrants.  The Board of Directors determined that the per Share price of $3.145 that results from multiplying the exchange ratio (one (1) Share for every eight and a half (8½) Warrants) by the average trading price of the Warrants over the prior 30 trading days ($0.37) is reasonably correlative to the average trading price of the Shares over the prior 30 trading days ($3.33).  Under applicable NYSE Rules the Company may only issue a number of Shares that equals less than 20% of the outstanding Shares, which is 2,418,460 Shares, assuming 12,092,307 Shares outstanding, without first obtaining the approval of its shareholders.  The Board of Directors determined that it was in the best interest of the Company to issue no more than 2,418,460 Shares in connection with the Offer.  Consequently, if the Unit Purchase Option is exercised during the Offer Period, the exchange ratio will be one Shares for every nine (9) Warrants tendered.  The exchange ratio results in the Company issuing a maximum number of approximately 2,385,520 Shares (or approximately 2,352,991 Shares in the event that the Unit Purchase Option is exercised during the tender offer period and the exchange ratio is accordingly changed to one (1) Share for every nine (9) Warrants tendered), which allows the Company to conduct the Offer without incurring the significant delay and expense associated with soliciting proxies and holding a meeting of shareholders to approve the issuance.

C.           Purpose of the Offer

The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Shares that would become outstanding upon the exercise of Warrants.  The Company’s Board of Directors believes that the number of Warrants outstanding has had and continues to have a negative effect on the trading volume and market price of the Shares.  At the same time, the Board of Directors recognizes that the purchase by investors of Units (each of which included two (2) Public Warrants) in the Company’s initial public offering and the purchase by board members and officers of Private Warrants at the time of the initial public offering were instrumental in the success of the Company, especially the Company’s ability to complete the acquisitions of ST Pipeline, Inc. and C.J. Hughes Construction Company, Inc. in 2008.  The Company’s Board of Directors believes that by allowing holders of Warrants to exchange eight and one-half (8½) Warrants (or nine (9) Warrants if the Unit Purchase Option is exercised during the Offer Period) for one (1) Share, the Company can potentially reduce the substantial number of Shares that would be issuable upon conversion of the Warrants, thus providing investors and potential investors with greater certainty as to the Company’s capital structure and possibly increasing the trading market and market price for the Shares. For example, if 50% of the Warrants were validly tendered in the Offer, the Company would issue 1,192,760 Shares (or 1,176,496 Shares if the Unit Purchase Option is fully exercised, the exchange ratio is changed to one (1) Share for every nine (9) Warrants tendered, and 50% of the Warrants were validly tendered in the Offer) in exchange for such tendered Warrants. However, if 50% of the Warrants were exercised for Shares pursuant to the terms of the Warrants, the Company would issue 10,138,461 Shares (or 10,588,461 Shares if the Unit Purchase Option is fully exercised and 50% of the Warrants were subsequently exercised).

D.           Use of the Warrants

The Warrants tendered to the Company pursuant to the Offer will be retired and cancelled.

E.           Interests of Directors and Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is 2450 First Avenue, Huntington, West Virginia 25703, and the telephone number for each such person is (304) 528-2971.

Name	Position	Number of Warrants Owned	Percentage of Warrants (UPO Not Exercised)	Percentage of Warrants (UPO Exercised)
Edsel R. Burns	Chief Executive Officer	76,924	0.40%	0.36%
Larry A. Blount	Chief Financial Officer, Treasurer and Secretary	–	–	–
Marshall T. Reynolds	Chairman of the Board	2,692,303	13.28%	12.71%
Jack R. Reynolds	Director	76,924	0.40%	0.36%
Neal W. Scaggs	Director	76,924	0.40%	0.36%
Joseph L. Williams	Director	76,924	0.40%	0.36%
Richard M. Adams, Jr.	Director	–	–	–
Keith F. Molihan	Director	–	–	–
Douglas V. Reynolds	Director	76,924	0.40%	0.36%
Eric Dosch	Director	–	–	–
Nester S. Logan	Director	498,200	2.46%	2.35%
Samuel G. Kapourales	Director	700,687	3.46%	3.31%
James Shafer	Director	–	–	–
Total		4,275,810	21.09%	20.19%

Our directors and officers collectively own 4,275,810 Warrants, representing 21.09% of the outstanding Warrants (or 20.19% of outstanding Warrants in the event that the Unit Purchase Option is exercised during the tender offer period), and, to our knowledge, intend to participate in the Offer. The exercise price of the Unit Purchase Option is $7.50 per Unit, or $3,375,000 in the aggregate.  We do not know whether the holders of the Unit Purchase Option will exercise the Unit Purchase Option during the tender offer period, or, if they do exercise the Unit Purchase Option, whether they will tender the UPO Warrants in the Offer.  Our directors and officers (whether they hold Private Warrants or Public Warrants) and the holders of the UPO Warrants will receive Shares for tendered Warrants subject to the terms and conditions applicable to all other Warrant holders as set forth in this Offer Letter.  The Company does not beneficially own any Warrants.  Neither the Company nor, to the Company’s knowledge after reasonable inquiry, have any of the Company’s officers or directors engaged in any transactions in the Warrants

There are no present plans or proposals by the Company that relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (b) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (d) any change in the present Board of Directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Company’s corporate structure or business; (f) any class of the Company’s equity securities being delisted from the NYSE—Amex Equities or any other securities exchange; (g) the suspension of the issuer’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; or (h) changes in the Company’s Certificate of Incorporation or Bylaws or other actions which may impede the acquisition of control of the Company by any person.  The exchange of Warrants pursuant to the Offer will result in the acquisition by each exchanging holder of one (1) Share for every eight and one-half (8½) Warrants exchanged (or one (1) Share for every nine (9) Warrants if the Unit Purchase Option is exercised during the Offer Period).  The Company does not intend to issued more than 2, 418,460 Shares in connection with the Offer.  If after the closing of the Offer, the Warrants are held by fewer than 300 persons, the Warrants would be eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; however, the Company does not have any plans to terminate the registration of the Warrants after the closing of the Offer until the expiration date of the Warrants.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES OR THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER ANY WARRANTS.  EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

6.             PRICE RANGE OF SHARES, WARRANTS AND UNITS

Our Shares, Public Warrants and Units are listed on the NYSE—AMEX Equities under the symbols “ESA,” “ESA.WT” and ESA.U,” respectively.  We also have a current trading market for our units (“Units”).  Each Unit consists of one Share and two Public Warrants.  As of May 24, 2011, the last reported sale prices for the Shares, Public Warrants and Units securities were $3.21, $0.3999 and $4.00, respectively.

The Company recommends that holders obtain current market quotations for the Shares, Public Warrants and Units, among other factors, before deciding whether or not to tender their Warrants.

The following table shows, the high and low sale prices of the Shares, Public Warrants and Units for the indicated periods:

	Shares		Public Warrants		Units
	High	Low	High	Low	High	Low
Quarter Ending June 30, 2011 (to May 24, 2011)	$3.77	$2.90	$0.52	$0.29	$4.50	$3.89
Quarter Ended March 31, 2011	5.07	3.28	0.70	0.38	5.99	4.22
Quarter Ended December 31, 2010	4.80	3.40	0.78	0.41	6.24	4.57
Quarter Ended September 30, 2010	4.59	2.90	1.00	0.30	5.70	3.25
Quarter Ended June 30, 2010	3.85	3.03	0.56	0.38	4.75	3.08
Quarter Ended March 31, 2010	3.60	2.12	0.59	0.24	4.60	2.65
Quarter Ended December 31, 2009	3.60	2.75	0.70	0.46	4.40	3.01
Quarter Ended September 30, 2009	3.44	2.28	0.69	0.44	4.70	3.21
Quarter Ended June 30, 2009	3.45	2.60	0.70	0.21	4.60	1.20
Quarter Ended March 31, 2009	6.00	2.45	0.70	0.30	5.64	2.74

7.            SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exchange their existing Warrants for Shares, there is no source of funds or other cash consideration being paid by the Company to those tendering Warrants. We will use available cash to pay expenses associated with the Offer.

8.            TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Other than as set forth below, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the Warrants.

A.           Registration Rights

Pursuant to a registration rights agreement between the Company, the holders of Private Warrants and the holders of the Unit Purchase Option, such persons are entitled to certain registration rights. In addition, these persons have registration rights under a warrant placement agreement between such persons and the Company.  The parties to these agreements will be entitled to demand that we register the Private Warrants and UPO Warrants and underlying Shares, and also have certain “piggy-back” registration rights with respect to registration statements filed by us.  Permitted transferees that receive any of the above described securities will, under certain circumstances, be entitled to the registration rights described herein. We will bear the expenses incurred in connection with the filing of any such registration statements.  The Company believes that it has satisfied its obligations under the registration rights agreement and the warrant placement agreement by including the Unit Purchase Option, the Private Warrants, the UPO Warrants, and the shares of common stock underlying those securities in a registration statement on Form S-3 that became effective on April 13, 2011.

B.           Other Agreements

In connection with its initial public offering and the appointment of a warrant agent for the Public Warrants, the Company entered into a Warrant Agreement with Continental. The Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all the terms of the Public Warrants.

The Company has retained Continental to act as the Depositary and Morrow to act as the Information Agent. The Company may contact warrant holders by mail, telephone, facsimile, or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee warrant holders to forward material relating to the offer to beneficial owners. Continental and Morrow will receive reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

9.            FINANCIAL INFORMATION REGARDING THE COMPANY

The Company incorporates by reference (i) its financial statements that were filed with its Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 21, 2010, located under the caption “Item 8 – Financial Statements and Supplementary Data,” and (ii) its financial results for the quarter ended December 31, 2010, that were included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2011, located under the caption “Item 1 – Financial Statements.”  Copies of these reports may be obtained as set forth below under “13. Additional Information; Miscellaneous.”

 Presented in the table below is the following summary financial information:

●
unaudited consolidated financial and operational data for the six months ended March 31, 2011, which have been derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended March 31, 2011 filed with the SEC on May 11, 20011;

●
consolidated financial and operational data for the years ended September 30, 2008, 2009 and 2010 and the selected consolidated balance sheet data as at September 30, 2009 and 2010, which have been derived from our audited consolidated financial statements included in our annual report on Form 10-K for the year ended September 30, 2010 filed with the SEC on December 21, 2010; and

●
unaudited consolidated pro forma financial data for the three months ended March 31, 2011 and for the fiscal year ended September 30, 2010, giving effect to the Offer, assuming that 100% and 50% of the outstanding Warrants (with and without the exercise of the Unit Purchase Option) are tendered in the Offer.

Results for interim periods are not indicative of those to be expected for any future period.  Unaudited pro forma financial and operational data is presented for illustrative and information al purposes only, and is not necessarily indicative of the Company’s financial condition and results of operations had the Offer been completed during the period presented, nor does it purport to represent the results of the Company for any future period.

The summary consolidated financial data should be read in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual report on Form 10-K for the year ended September 30, 2010 and our Quarterly Report on Form 10-Q for the period ended March 31, 2011. Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our historical results do not necessarily indicate our results expected for any future periods.  More comprehensive financial information is included in such reports and the financial information which follows is quantified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below under “13. Additional Information; Miscellaneous.”

	As of and for the years ended						As of and for the six months ended		Pro Forma as of and for the six months ended March 31, 2011, assuming 100% of outstanding Warrants tendered				Pro Forma as of and for the six months ended March 31, 2011, assuming 50% of outstanding Warrants tendered
	September 30, 2008		September 30, 2009		September 30, 2010		March 31, 2011		UPO not exercised		UPO exercised		UPO not exercised		UPO exercised

Total assets	$136,679,336		$103,170,209		$130,380,914		$101,504,620		$101,504,620		$101,504,620		$101,504,620		$101,504,620
Total liabilities	76,422,119		48,834,766		70,261,165		44,772,055		44,772,055		44,772,055		44,772,055		44,772,055
Long term debt	24,272,186		16,097,844		12,174,861		10,689,963		10,689,963		10,689,963		10,689,963		10,689,963
Equity:
Preferred stock	–		–		–		–		–		–		–		–
Common stock	1,209		1,209		1,209		1,209		1,448		1,444		1,328		1,327
Additional paid in capital	55,976,368		55,976,368		55,988,324		56,024,192		56,023,953		56,023,957		56,024,073		56,024,074
Retained earnings	4,279,640		(1,642,134)		4,130,218		707,164		707,164		707,164		707,164		707,164
Total stockholders’ equity	$60,257,217		$54,335,443		$60,119,749		$56,732,565		$56,732,565		$56,732,565		$56,732,565		$56,732,565

Total sales	$28,517,688		$106,766,096		$218,287,753		$47,737,310		$47,737,310		$47,737,310		$47,737,310		$47,737,310
Income tax provision (benefit)	2,001,981		(2,870,207)		4,372,636		(2,152,692)		(2,152,692)		(2,152,692)		(2,152,692)		(2,152,692)
Net income (loss) after taxes	$2,811,158		$(5,921,774)		$5,772,350		$(3,423,052)		$(3,423,052)		$(3,423,052)		$(3,423,052)		$(3,423,052)

Shares outstanding (1)	12,092,307		12,092,307		12,092,307		12,092,307		14,477,827		14,445,298		13,285,067		13,268,803

Book value per share (1)	$4.98		$4.49		$4.97		$4.69		$3.92		$3.93		$4.27		$4.28
Earnings per share – basic (1)	$0.26		$(0.49)		$0.48		$(0.28)		$(0.24)		$(0.24)		$(0.26)		$(0.26)
Earnings per share – diluted (1)	$0.21		$(0.49)		$0.48		$(0.28)		$(0.24)		$(0.24)		$(0.26)		$(0.26)
Earnings to fixed charges (2)	22.13	x	(3.55	)x	5.72	x	(4.17	)x	(4.17	)x	(4.17	)x	(4.17	)x	(4.17	)x

(1)
Calculated based upon 12,092,307 shares currently outstanding, and assume the issuance of (i) 2,385,520 shares if 100% of the Public Warrants and Private Warrants are tendered, (ii) 2,352,991 shares if 100% of the Public Warrants and Private Warrants are tendered, the Unit Purchase Option is exercised and 100% of the UPO Warrants are tendered, (iii) 1,192,760 shares if 50% of the Public Warrants and Private Warrants are tendered, and (iv) 1,176,495 shares if 50% of the Public Warrants and Private Warrants are tendered, the Unit Purchase Option is exercised and 50% of the UPO Warrants are tendered.

(2)
The ratio of earnings to fixed charges is calculated by dividing (i) earnings before interest, taxes and lease payments by (ii) the sum of (A) interest payments plus (B) lease payments.  The Company and its subsidiaries have no preference security dividend (pretax earnings required to pay dividends on outstanding preferred securities) required to be paid.

10.           EXTENSIONS; AMENDMENTS; CONDITIONS; TERMINATION

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.

Amendments to the Offer will be made by written notice thereof to the holders of the Warrants. Material changes to information previously provided to holders of the Warrants in this Offer Letter or in documents furnished subsequent thereto will be disseminated to holders of Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. federal securities laws.

The minimum period during which an Offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought, all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

The conditions of the Offer are:

(A)
no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer;

(B)          there shall not have occurred:

●	any general suspension of or limitation on trading in securities on the NYSE, whether or not mandatory,
●	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,
●	a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or
●	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; and

(C)	there shall not have been any commission or other remuneration paid by us with respect to the solicitation of Warrant holders in connection with the Offer.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a Warrant holder in connection with the Offer shall be returned to such Warrant holder and the Warrants will expire in accordance with their terms on August 29, 2011 and will otherwise remain subject to their original terms.

If you tender your Warrants, you will be agreeing to exchange any Warrants tendered for the number of Shares issuable pursuant to the Offer, pursuant to the terms and subject to the conditions described herein and the Letter of Transmittal.  The number of Shares issuable to you pursuant to the Offer may decrease, without notice to you, if the exchange ratio changes from eight and one-half (8½) Warrants to nine (9) Warrants upon the exercise of the Unit Purchase Option.

11.           MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to holders that own and hold Warrants as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and that exchange Warrants for Shares pursuant to the Offer. This discussion does not address all of the tax consequences that may be relevant to a holder based on its individual circumstances and does not address tax consequences applicable to holders that may be subject to special tax rules, such as: financial institutions; insurance companies; regulated investment companies; tax-exempt organizations; dealers or traders in securities or currencies; holders that actually or constructively own 5% or more of our Shares; holders that hold Warrants as part of a position in a straddle or a hedging, conversion or integrated transaction for U.S. federal income tax purposes; holders that have a functional currency other than the U.S. dollar; holders that received their Warrants as compensation for the performance of services; or holders that are not U.S. persons (as defined for U.S. federal income tax purposes). This summary does not address any state, local or foreign tax consequences or any U.S. federal non-income tax consequences of the exchange of Warrants for Shares pursuant to the Offer or, except as discussed herein, any tax reporting obligations of a holder. Holders should consult their tax advisors as to the specific tax consequences to them of the Offer in light of their particular circumstances.

If an entity treated as a partnership for U.S. federal income tax purposes holds Warrants, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Holders owning their Warrants through a partnership should consult their tax advisors regarding the U.S. federal income tax consequence of exchanging Warrants for Shares pursuant to the Offer.

This summary is based on the Code, applicable Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service (“IRS”) or a court, which could affect the tax consequences described herein.

The exchange of Warrants for Shares pursuant to the Offer should be treated as a “recapitalization” pursuant to which (i) no gain or loss should be recognized on the exchange of Warrants for Shares, (ii) a holder’s aggregate tax basis in the Shares received in the exchange should equal the holder’s aggregate tax basis in its Warrants surrendered in exchange therefor (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) a holder’s holding period for the Shares received in the exchange should include its holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances. Any cash received in lieu of a fractional share pursuant to the Offer should result in gain or loss to a holder equal to the difference between the cash received and the holder’s tax basis in the fractional share.

Certain of our “significant” holders exchanging Warrants for Shares pursuant to the Offer may be required to furnish certain information to the IRS, including the fair market value of the holder’s Warrants exchanged for Shares pursuant to the Offer and certain tax basis information. Holders should consult their tax advisors as to the applicability of these reporting requirements to their particular circumstances.

12.           RISK FACTORS; FORWARD-LOOKING STATEMENTS

This Offer Letter contains forward-looking statements. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of the Company’s control, may cause actual results to differ materially from those contained in the forward-looking statements. All forward looking statements included in this Offer Letter are based on information available to the Company as of the date hereof.

An investment in our Shares involves a high degree of risk. Please refer to our filings with the SEC, including our Annual Report on Form 10-K for the year ended September 30, 2010 filed with the Securities and Exchange Commission on December 21, 2010 for a discussion of these risks. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Shares, Public Warrants and Units could decline.

There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its Shares in the future following the completion of the Offer. If you choose to tender some or all of your Warrants in the Offer, certain future events may cause an increase in our Share price and may result in a lower value realized now than you might realize in the future had you not agreed to exercise your Warrants. Similarly, if you do not tender your Warrants in the Offer, you will continue to bear the risk of ownership of your Warrants after the closing of the Offer, and there can be no assurance that you can sell your Warrants (or exercise them for Shares) in the future at a higher price than would have been obtained by participating in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If you do not tender your Warrants in the Offer, your ownership will be diluted

We will issue up to 2,385,520 Shares (up to 2,352,991 Shares if the Unit Purchase Option is exercised during the tender offer period and the exchange ratio is changed to one (1) Share for every nine (9) Warrants tendered) in connection with the Offer.  If you do not tender your Warrants, your ownership in the Company could be diluted by as much as 19.45% (or 19.72% if the Unit Purchase Option is exercised and the UPO Warrants are tendered).

If the exchange ratio changes, you may receive fewer Shares than you expect.

If the Unit Purchase Option is exercised, you will receive one (1) Share for every nine (9) Warrants tendered, instead of one (1) Share for every eight and one-half (8½) Warrants tendered.  We will not provide notice to you of the exercise of the Unit Purchase Option, or the resulting change in the exchange ratio.  The exercise of the Unit Purchase Option does not entitle you to any additional withdrawal rights.  If you tender your Warrants, we will issue you the number of Shares to which you are entitled.  If the Unit Purchase Option has been exercised, you may receive fewer Shares than you expect.  For example, if you tender 1,000 Warrants and the Unit Purchase Option has not been exercised, you will receive 117 Shares, but if the Unit Purchase Option has been exercised, you would receive 111 Shares.

We will not issue fractional Shares or fractional Warrants.  We will not pay cash in lieu of fractional Shares or in lieu of Warrants that do not result in the issuance of a Share.

We will not issue fractional Shares or pay cash in lieu of fractional Shares.  In addition, we will not pay cash to holders who hold fractional Warrants or a number of Warrants that is less than eight and one-half (8½) Warrants (nine (9) Warrants in the event the Unit Purchase Option is exercised) after tender of the holder’s Warrants.  We will not issue fractional Warrants will be issued to holders who tender a number of Warrants that is not divisible by eight and one-half (8½) (or nine (9), as applicable).  For example, if you tender 1,000 Warrants and the Unit Purchase Option has not been exercised, you will receive 117 Shares, but will not receive the 0.65 Shares to which you would otherwise be entitled or a cash payment for the value of the remaining 0.65 Shares.  Similarly, if you tender 1,000 Warrants and the Unit Purchase Option has not been exercised, only 994.5 of those Warrants will be exchanged for Shares, you will not receive a cash payment for the remaining 5.5 Warrants that you hold, and you will receive only five (5) whole Warrants in return.  Any Warrants that you hold after the exchange is effected will expire by their terms on August 29, 2011.

There is no assurance that our Offer will be successful.

There is no assurance that any significant number of Warrants will be tendered in the Offer. Moreover, even if a significant number of Warrants are tendered in the Offer, there is no assurance that the market price of our Shares price will increase. The price of our Shares and the decision of any investors to make an equity investment in the Company are based on numerous material factors, of which the existence of a large number of outstanding Warrants is only one.  Eliminating or significantly reducing the number of outstanding Warrants will not generate any capital for our Company, and may not have the desired effect on the trading volume or market price of our Shares.

Certain executive officers and members of our Board of Directors are subject to conflicts of interest with respect to the Offer.

Certain executive officers and members of our Board of Directors, which unanimously approved this transaction, collectively own 4,275,810 Warrants, which represents approximately 21.09% of the outstanding Warrants. These directors also hold Shares.  The Board of Directors determined the exchange ratio, and did not obtain a “fairness opinion” in connection with the Offer.

The market price of our Shares and Warrants will fluctuate and it may adversely affect holders who tender their Warrants for Shares.

The market price of our Shares and Warrants will fluctuate between the date the Offer is commenced, the Expiration Date of Offer and the date on which Shares are issued to tendering Warrant holders. Accordingly, the market price of Shares upon settlement of the Offer could be less than the price at which the Warrants could be sold, and could be more than the exercise price of the Warrants. The Company does not intend to re-adjust the exchange ratio of Shares for Warrants based on any fluctuation in the price of our Shares or Warrants.

Our ability to raise capital in the future may be adversely affected if the Offer is not successful.

Historically, we have satisfied our funding needs primarily through capital generated from operations and debt financings. As of March 31, 2011, the Company had aggregate cash and cash equivalents of approximately $1.8 million. The Company also has a line of credit with $3.6 million available as of March 31, 2011. We intend to use the majority of funds available for general working capital and potential expansion. We anticipate that our current liquidity, along with cash generated from operations, will be sufficient for sustaining our operating activities. However, if future expansion or capital requirement exceed our estimates, we may need to raise additional funds. We may not be able to obtain additional financing in amounts or on terms acceptable to us, if at all. In addition, we believe that if the Offer is not successful, our outstanding Warrants will be a significant impediment to us raising any additional capital. As such, our ability to pursuit potential business opportunities and grow our business will be significantly impaired.

The value of the Shares that you receive and of Warrants that you do not tender may fluctuate.

We are offering Shares for validly tendered Warrants. The price of our Shares may fluctuate widely in the future. If the market price of our Shares declines, the value of the Shares you will receive in exchange for your Warrants will decline.  If the market price of our Shares increases, the value of Warrants that are not tendered will increase. The trading value of our Shares could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally, many of which are beyond our control. There can be no assurance that tendering your Warrants will put you in a better financial position than you would be in if you continued to hold your Warrants following the Expiration Date of Offer.

Additional number of Shares issued pursuant to the Offer may adversely affect the Share price.

Most of the Shares issued in connection with the Offer will be freely tradable. In light of the current trading volume of our Shares, if the holders of Warrants sought to sell a significant portion of the Shares obtained in the Offer, it could have a negative impact on the trading price of our Shares.

No rulings or opinions have been received as to the tax consequences of the Offer to holders of Warrants

The tax consequences that will result to the Warrant holders that participate in the Offer are not well defined by the existing authorities. No ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters. Warrant holders must therefore rely on the advice of their own tax advisors in assessing these matters.

13.           ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the Securities and Exchange Commission before making a decision on whether to accept the Offer. The Company will amend its Schedule TO to include material changes from previously filed information, including updated interim financial information to the extent filed on Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or otherwise made publicly available.

The Company is subject to the information requirements of the Exchange Act and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the Securities and Exchange Commission in the future, can be examined without charge at the Public Reference Room of the SEC at 100 F Street N.E., Washington, DC 20549, on official business days during the hours of 10:00 am to 3:00 pm, and copies of the material can be obtained from the SEC at prescribed rates.  The materials are also available on the SEC’s website at www.sec.gov.

Sincerely,
/s/ Edsel R. Burns
Edsel R. Burns Chief Executive Officer

THE DEPOSITARY FOR THE OFFER IS:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY

BY MAIL, HAND OR OVERNIGHT DELIVERY:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
17 BATTERY PLACE, 8TH FLOOR
NEW YORK, NY 10004

BY FAX:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
FAX: (212) 616-7610
CONFIRM BY TELEPHONE: (212)509-4000 ext. 536

THE INFORMATION AGENT FOR THE OFFER IS:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902

Warrant holders and banks and brokerage firms, please call:
Toll Free: (888) 836-9724
Main Phone: (203) 658-9400
You may also email your requests to esa.info@morrowco.com.

ANY QUESTION OR REQUEST FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATIONAGENT AT THE ADDRESS, PHONE NUMBER AND EMAIL ADDRESS LISTED ABOVE. REQUESTS FOR ADDITIONAL COPIES OF THE OFFER LETTER, THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS RELATED TO THE OFFER MAY ALSO BE DIRECTED TO THE INFORMATION AGENT.